FIRST ADDENDUM TO LEASE


     This First Addendum to Lease ("First Addendum") is dated for reference purposes August 18, 1999, and is made between The Joseph Pell & Eda Pell Revocable Trust dated August 18, 1989 ("Landlord") and Adept Technology, Inc., a California corporation, ("Tenant") to be a part of that certain Lease dated April 30, 1998. Landlord and Tenant agree that the Lease is modified and supplemented by this First Addendum.

     Landlord and Tenant are parties to the Lease pursuant to which Landlord leased to Tenant and Tenant leased from Landlord building space. Tenant wishes to expand its Premises the Lease is hereby amended as follows:

1. Premises. The added premises ("Added Premises") of approximately 12,862 square feet located at 4659 Las Positas Road in the Arroyo Business Park in Livermore, California, as shown by Exhibit A attached hereto.

2. Term. The term of the Added Premises shall commence on the date the Tenant opens for business or 120 days after the date this First Addendum is signed. The length of the term shall be four (4) years.

3.   Base Rent. Tenant agrees to pay Landlord Base Rent as follows:

     Months  1-18     $.94 psf NNN
     Months 19-48    $1.04 psf NNN

     Rent for the first full month of the Term shall be paid by Tenant upon Tenant's execution of this Lease.

4. Security Deposit. Upon execution of this First Addendum, Tenant will pay to Landlord a Security Deposit in the amount of Twelve Thousand and Ninety Dollars ($12,090.00).

5.   Tenant Improvements:

     A. Plans and Specifications. Tenant shall have an architect of Tenant's choice ("Architect") prepare construction drawings and design specifications for the Premises. All such architectural and engineering drawings and specifications are herein referred to as the "Plans." The Plans shall be submitted to Landlord for Landlord's approval which shall be evidenced by Landlord's signing the Plans. Landlord's approval shall not be unreasonably withheld, delayed or conditioned. Landlord shall have ten (10) business days to review the Plans.

     B. Selection of Contractor. The contractor ("Contractor") who shall perform the tenant improvement work in the Premises shall be selected by Tenant. Landlord shall have ten (10) business days to approve or disapprove Tenant's selection of a Contractor, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord's criteria for evaluation of Tenant's Contractor shall include, but not be limited to, reputation and quality of workmanship, record of completing previous jobs, relationship with the City of Livermore Building and Planning

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         Departments,   cooperativeness   in  dealing  with   Landlord  and  its
         employees,   and  financial  strength.  If  Landlord  rejects  Tenant's
         Contractor, the reasons for the rejection shall be stated in a letter to Tenant. If a Contractor is rejected by Landlord, another Contractor shall be selected and its name submitted in writing within five (5) business days. Each Contractor shall be evaluated by Landlord using the criteria stated above.

     C. Standard of Construction. Contractor shall complete all tenant improvement work in accordance with the Plans and shall make no alterations, additions, or reinforcements to the structure of the Building except as specifically approved by Landlord in writing. Tenant, or Contractor, at its expense, shall procure all building and other permits required for completion of Tenant's work. Tenant agrees that all work done by Tenant, its Contractor and subcontractors shall be performed in full compliance with all laws, rules, orders, permits, ordinances, directions, regulations and requirements of all governmental agencies, offices, and departments of all governmental agencies, offices, and departments having jurisdiction, including without limitation applicable provisions pertaining to use of hazardous or toxic materials and the American with Disabilities Act, and in full compliance with the rules, orders, directions, regulations and requirements of the Board of Fire Underwriters or any other organization performing a similar function.

         Landlord shall have the right to enter the Premises at any time to post any Notice of Non-Responsibility or other notice on the Premises during Tenant's construction. Contractor and all contractors and subcontractors retained by Tenant or Contractor shall be bondable and bonded licensed contractors, possessing good labor relations, adequate financial strength, and have a record of performing quality workmanship.

         During the course of construction, Tenant shall maintain builder's risk insurance in the form and content reasonably satisfactory to Landlord. Tenant's insurance shall name Landlord as an additional insured and shall provide that it may not be cancelled or amended without twenty
         (20) days prior written notice to Landlord. At least seven (7) calendar days prior to commencement of construction, Tenant shall provide Landlord with a certificate of such insurance and evidence of any required bonds in form satisfactory to Landlord.

         Contractor shall complete the tenant improvement work with diligence and in such a manner as not to interfere with the use or enjoyment of other portions of the Building or adjacent buildings or common areas by Landlord or other tenants. Contractor shall provide for all temporary power, water and other utility facilities as required in connection with the construction of Tenant's work. Contractor shall provide its own dumpster for collection and disposition of construction debris, which shall be located at a location approved by Landlord, and all construction debris from construction shall be disposed of in Contractor's dumpster and not in trash facilities for the Project. Contractor's construction materials,

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         tools,  equipment  and debris shall be stored only within the Premises, or in areas designated for that purpose by Landlord. Work space exterior to the Premises shall be available only with the written approval of Landlord. Tenant's construction work shall be subject to
         the   inspection   and    supervision   of   Landlord   and   Landlord"
         representative.

     D. Liability. Tenant and Contractor shall indemnify and hold harmless Landlord for any and all claims arising from Tenant's work. Tenant shall pay for all damage to the Building or appurtenant areas or equipment, as well as all damage to tenants or occupants thereof or their licensees or invitees, including, but not limited to, losses incurred as the result of power outages caused by Tenant's or
         Contractor's work in the Building. Any such damages may be deducted from the Allowance (as hereinafter defined). Tenant shall be solely responsible for the adequacy in all respects of the tenant improvements, including without limitation compliance with all governmental requirements, compatibility with the Building shell, and any special requirements of Tenant's proposed equipment or machines with respect to ambient temperatures, electrical use or current, or water availability.

     E. Tenant Improvement Allowance. Landlord shall contribute, for the Premises, an amount equal to the product of Sixteen Dollars ($16.00) times the square footage of the Premises (that is, $205,792.00) (the "Allowance"). The Allowance shall include all architectural, engineering and consultant fees, and all other fees charged in conjunction with preparation of the Plans. All costs exceeding the Allowance shall be borne by Tenant.

     F. Disbursement of Allowance. Once a month, on or before the tenth (10th) day of the month, Tenant shall present to Landlord a Request for Disbursement ("Request for Disbursement") requesting payment by Landlord of any costs associated with the design, engineering or construction of the tenant improvements for the Premises. The Request for Disbursement shall include the following information:

         (i) A certificate from Tenant confirming that all of the work contained in the Request for Disbursement has been completed in accordance with the applicable contracts.

         (ii) Unconditional  mechanics lien releases and copies of invoices from
         the  Contractor,  subcontractors,   suppliers  and  materialmen  marked
         "Paid."

         (iii) And such other reasonable documentation as may be requested by Landlord not later than the twenty-fifth (25th) day of the previous month.

     G. Allowance Payments. Payment shall not be made on any Request for Disbursement until all of the information and documentation above is complete. Payment shall be made only for those materials which have been installed or which have been delivered to the Premises. Landlord shall have five (5) calendar days from the date of receipt of the Request for Disbursement to review same and

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         request clarification. If Landlord is in Agreement with the Request for
         Disbursement, payment shall be made to Tenant within ten (10) days of receipt of the Request for Disbursement. If any items are in dispute, Landlord shall not make payment on those items until the dispute is resolved, but Landlord shall make payment to Tenant of all amounts not in dispute within ten (10) days of receipt of the Request for
         Disbursement. Landlord shall not unreasonably withhold, delay or condition its approval of any Request for Disbursement or on any specific request for payment made therein. A final disbursement of Five Thousand Dollars ($5,000.00) shall be held until all punchlist items in the Premises are complete, and the time for the filing of any mechanics liens claimed or which might be filed on account of any work performed by Tenant, Contractor, subcontractors, suppliers or materialmen has
         passed.  Any  damage  to  Landlord's   property  will  be  repaired  to
         Landlord's satisfaction. Once Landlord has disbursed the entire amount of the Allowance to Tenant, except the final disbursement of Five Thousand Dollars ($5,000.00), any and all costs associated with the design, engineering or construction of the Premises shall be paid directly by Tenant.

8. Except as set forth herein, the Lease shall remain unmodified and in full force and effect. Should there by any conflict between the terms of the Lease and the terms of this First Addendum, the terms of this First Addendum shall control.

     IN WITNESS WHEREOF, the parties have executed this First Addendum to Lease as of the date written below.



Landlord:       The Joseph Pell and Eda Pell Revocable
                Trust dated August 18, 1989

                /s/ Karen Pell
                --------------------------------------
                Karen Pell, Trustee

                Date: 9-21-99
                      --------------------------------

Tenant:         Adept Technology, Inc.

                ????????????
                --------------------------------------

                Date: 9-16-99
                      --------------------------------

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                                   EXHIBIT A


          IDENTIFICATION OF THE PREMISES. THE BUILDING AND THE PROJECT

                               [GRAPHIC OMITTED]

                                                               Project

          Premises                                             Building


    Added Premises

                                 First Addendum
                             Arroyo Business Center
                      46O3, 4647, & 4659 Las Positas Road,
                             Livermore, California

                                   Exhibit A